BENFIELD

Risk Details

Reinsured	**Federated National Insurance Company,** Lauderdale, Florida, including its affiliated companies which are or may hereafter come under its control.
Reinsurer	The subscribing Insurance and/or Reinsurance Company (hereinafter referred to as the "Reinsurer"), for a participation as stated in the individual signing page.
Period	This Reinsurance shall apply to losses occurring during the period commencing July 1, 2006 and expiring on May 31, 2007, both days inclusive, Local Standard Time at the place where the loss occurs. Section A shall apply to losses occurring during the period commencing July 1, 2006 and expiring on December 31, 2006, both days inclusive, Local Standard Time at the place where the loss occurs. Section B shall apply to losses occurring during the period commencing January 1, 2007 and expiring on May 31, 2007, both days inclusive, Local Standard Time at the place where the loss occurs.
Reporting Period	Twenty four (24) months from the date of expiry of this Reinsurance.
Type	INDUSTRY LOSS WARRANTY CATASTROPHE EXCESS OF LOSS REINSURANCE.
Form	This Reinsurance is documented as a slip policy with the addition of the following: 1. A signing page in respect of the Reinsured, signature of which provides confirmation by the Reinsured that it agrees to the terms and conditions of the Reinsurance as contained in the slip policy document; 2. A signing page in respect of the participation of the Reinsurer, signature of which binds the Reinsurer to the terms and conditions of this Reinsurance as contained in the slip policy document.
Class of Business	Covering all business in force, new and renewal, written by the Reinsured against losses arising from the following Natural Perils during the period of this Reinsurance:

Class of Business (continued)	"Natural Perils" including but not limited to: Hurricane, rainstorm, storm, tempest, tornado, cyclone, typhoon. Furthermore, fire following any of the Natural Perils detailed above shall be included in the scope of coverage hereunder.
Territorial Scope	The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Reinsured's policies provide coverage when said moveable property is outside the aforesaid territorial limits.
Limit and Retention	$10,000,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder In excess of $50,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder The term "Loss Occurrence" shall mean all individual losses and/or series of losses arising out of one and the same event.
Industry Loss	Under no circumstances will the Reinsurer be liable for any payment on a Loss Occurrence unless the Original Insured Market is equal to or greater than $20,000,000,000 for Section A and $40,000,000,000 for Section B, for a Loss Occurrence occurring within the Territorial Scope of this Reinsurance. Such amounts detailed shall not be indexed or include any adjustment for inflation or deflation or the like. The Original Insured Market Loss for any Loss Occurrence will be the most recently published estimate in "Property Claims Services" of Jersey City, New Jersey, of incurred losses during the Reporting Period. The Original Insured Market Loss shall be first determined by the estimate(s) which are published following the commencement date of that Loss Occurrence. If the Original Market Losses, as published in "Property Claims Services" for a Loss Occurrence, are less than the required amount and are subsequently revised to an amount equal to or greater than the required amount applicable then the Reinsured may submit its claim under this Reinsurance at the time that upward revision is published. If, subsequent to the Reinsurer making any payment under this Reinsurance Contract, the Original Insured Market Losses, as published in "Property Claims Services" for a Loss Occurrence, are re-valued downward on any Loss Occurrence to less than the required amount applicable then the Reinsured shall reimburse the Reinsurer for the amount of the claim previously paid. It is understood and agreed that any publication of loss figures and/or amounts stated in that publication which are indexed or trended to any date other than the original date of loss, shall be disregarded for the purposes of this

Industry Loss (continued)

Reinsurance and shall not form the basis of establishing whether or not an original insured market loss satisfies the criterion or criteria upon which a recovery is made under this Reinsurance.

In the event that "Property Claims Service" is discontinued, or materially change their methodology in a way that makes it unsuitable for the purpose intended, an alternative source will be used subject to the mutual agreement of the Reinsurer and Reinsured.

Failing Mutual Agreement on a comparable alternative source, source will be determined by arbitration.

Reinstatement

Nil.

Conditions

Ultimate Net Loss

"Ultimate Net Loss" as used herein is defined as the sum or sums (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as hereinafter defined) paid or payable by the Reinsured in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Reinsurance are not recoverable until the Reinsured's Ultimate Net Loss has been ascertained.

It is understood and agreed that:

1) The Reinsured may include any Reinstatement premiums and/or loss related additional premiums payable under the Reinsured's existing program towards its Ultimate Net Loss hereunder.

2) The Reinsured may include toward its Ultimate Net Loss hereunder losses arising from Insurance linked Securities including but not limited to so-called "Cat Bonds" and "Catastrophe Swaps" with related and unrelated parties.

3) The Reinsured has the option:

   (a) Whether or not this Reinsurance shall have the benefit of other Reinsurance protections, notwithstanding that such other Reinsurances may contain Original Insured Market Loss Warranties.

   (b) Whether or not to make a recovery under this Reinsurance.

Aggregate Extraction

As regards losses incurred by the Reinsured under policies and contracts of reinsurance which apply on an Aggregate basis, the amount allocated to any one Loss Occurrence for purposes of a claim hereunder shall be that proportion of the loss sustained by the Reinsured under its original policy or contract of reinsurance which the amount of loss sustained by the original reinsured relating to such occurrence bears to the total Aggregate amount of losses sustained by the original reinsured, subject to the terms and conditions of the Reinsured's original policy or contract of reinsurance.

Conditions (continued)

Extended Expiration

If this Reinsurance is terminated or expires while a Loss Occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Reinsurance, be determined as if the entire Loss Occurrence had occurred prior to the termination or expiration of this Reinsurance, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Reinsurance.

Loss Settlements

All loss settlements made by the Reinsured, provided they are within the terms of this Reinsurance and the terms of the original policy (with the exception of Loss in Excess of Policy Limits or Extra Contractual Obligations coverage, if any, under this Reinsurance), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Reinsured.

Taxes (BRMA 50 B)

In consideration of the terms under which this Reinsurance is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Offset

The Reinsured and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Reinsurance. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses or otherwise.

Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Reinsured which pertain in any way to this Reinsurance.

Errors and Omissions

Inadvertent delays, errors or omissions made in connection with this Reinsurance or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Conditions (continued)

Other Reinsurance

The Reinsured shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Reinsured and be entirely disregarded in applying all of the provisions of this Reinsurance.

Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost, excluding salaries of officials and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsured for its primary loss. The Reinsured hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Late Payments

The provisions of this clause shall not be implemented unless specifically invoked, in writing, by one of the parties to this Reinsurance.

In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (BRMA 23A) (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365ths of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

The establishment of the due date shall, for purposes of this clause, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Reinsurance. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

Conditions (continued)

Late Payments (continued)

2. Any claim or loss payment due the Reinsured hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with the paragraph above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 above, the due date shall be as provided for in the applicable section of this Reinsurance. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this clause have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

Nothing herein shall be construed as limiting or prohibiting a reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Reinsurance. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this clause.

Interest penalties arising out of the application of this clause that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Liability of the Reinsurer

The liability of the Reinsurer shall follow that of the Reinsured in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Reinsured's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Reinsurance.

Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Reinsurance.

Conditions (continued)

Net Retained Lines (BRMA 32E)

This Reinsurance applies only to that portion of any policy which the Reinsured retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Reinsurance), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Reinsurance attaches, only loss or losses in respect of that portion of any policy which the Reinsured retains net for its own account shall be included.

The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reinsured to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Amendments and Alterations

This Reinsurance may be altered in any of its terms and conditions either by an Addendum signed on behalf of the contracting parties or by an exchange of letters which shall be regarded as an integral part of this Reinsurance.

Currency Conversion

Whenever the word "Dollars" or the "$" sign appears in this Reinsurance, it shall be construed to mean United States Dollars and all transactions under this Reinsurance shall be in United States Dollars.

Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense

"Loss in Excess of Policy Limits" and "Extra Contractual Obligations" as used herein shall be defined as follows:

1. "Loss in Excess of Policy Limits" shall mean 80.0% of any amount paid or payable by the Reinsured in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Reinsured's policy limits having been incurred because of, but not limited to, failure by the Reinsured to settle within the policy limits or by reason of the Reinsured's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.
2. "Extra Contractual Obligations" shall mean 80.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Reinsured, not covered by any other provision of this Reinsurance and which arise from the handling of any claim on business subject to this Reinsurance, such liabilities arising because of, but not limited to, failure by

Conditions (continued)

Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense (continued)

the Reinsured to settle within the policy limits or by reason of the Reinsured's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Reinsurance shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any Loss in Excess of Policy Limits or Extra Contractual Obligations that are made in connection with this Reinsurance shall not exceed 25.0% of the actual catastrophe loss.

If any provision of the paragraphs above shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Reinsurance or the enforceability of such provision in any other jurisdiction.

"Loss Adjustment Expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to interest on judgments, expenses of outside adjusters and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Reinsured's regular employees.

Special Termination

The Reinsured may terminate this Reinsurance at any time by giving notice in writing to the Reinsurer in the event that any one of the following circumstances has occurred since the inception date of this Reinsurance (or, in the case of a continuous contract, the immediately preceding anniversary date):

1. The Reinsurer's policyholders' surplus at any time during the term of this Reinsurance has been reduced by more than 30.0% of the amount of surplus at the date of the Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Reinsurance; or
2. The Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard & Poor's rating has been assigned or downgraded below BBB+; or

Conditions (continued)

Special Termination (continued)

3. The Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s), except for any transactions as to which, immediately thereafter, such successor (a) is owned directly or indirectly by parties who held a majority of the shares or voting power of the Reinsurer or whose board of directors is composed of a majority of individuals who served on the board of the Reinsurer or whose nomination or election was approved by a vote of the directors of the Reinsurer or (b) has an A.M. Best's rating of A- or better and maintains the liability of the insurance and/or reinsurance business of the acquired Reinsurer; or

4. A State Insurance Department or other legal authority has ordered the Reinsurer to cease writing business; or

5. The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

In the event of such termination the liability of the Reinsurer shall cease upon receipt of notice from the Reinsured (except in respect of losses which may have occurred prior to such date of termination but for which settlement remains outstanding) and the Reinsurer shall receive premium pro rata as to time of the Full Premium.

However, if losses have occurred between the inception date of this Reinsurance (or, in the case of a continuous contract, the anniversary date immediately preceding termination) and the date of termination which exceed pro rata as to time of the Full Premium, then the Reinsurer shall receive premium equal to the losses or the Full Premium, whichever the lesser.

For the purpose of this clause Full Premium shall mean the fully adjusted premium that would have been earned by the Reinsurer for the period of this Reinsurance had it not been terminated, taking into account any minimum premium condition and including any reinstatement premium in respect of losses occurring prior to the date of termination.

Insolvency

In the event of the insolvency of the Reinsured, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such

Conditions (continued)

Insolvency (continued)

claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

It is further understood and agreed that, in the event of the insolvency of the Reinsured, the reinsurance under this Reinsurance shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Reinsurance specifically provides another payee of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees.

Unauthorized Reinsurance

The Reinsurer agrees to fund its share of amounts, including but not limited to, the Reinsured's ceded unearned premium and outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences) by:

1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2. Escrow accounts for the benefit of the Reinsured; and/or

3. Cash advances;

if the Reinsurer:

1. Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Reinsured and if, without such funding, a penalty would accrue to the Reinsured on any financial statement it is required to file with the insurance regulatory authorities involved; or

2. Has an A.M. Best Company's rating equal to or below B++ at the inception of this Reinsurance.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

Conditions (continued)

Unauthorized Reinsurance (continued)

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Reinsured not less than 30 days prior to said expiration date. The Reinsured and the Reinsurer further agree, notwithstanding anything to the contrary in this Reinsurance, that said letters of credit may be drawn upon by the Reinsured or its successors in interest at any time, without diminution because of the insolvency of the Reinsured or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4. To fund a cash account in an amount equal to the Reinsurer's share of amounts, including but not limited to, any ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of amounts, including but not limited to, the Reinsured's ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences), if so requested by the Reinsurer.

In the event the amount drawn by the Reinsured on any letter of credit is in excess of the actual amount required for (1), (2) or (4), or in the case of (3), above, the actual amount determined to be due, the Reinsured shall promptly return to the Reinsurer the excess amount so drawn.

Governing Law (BRMA 71B)

This Reinsurance shall be governed by and construed in accordance with the laws of the State of Florida.

Intermediary Article (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Reinsurance for all business hereunder. All communications (including but not

Conditions (continued)

Intermediary Article (BRMA 23A) (continued)

limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Reinsured or the Reinsurer through Benfield Inc. Payments by the Reinsured to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Reinsured only to the extent that such payments are actually received by the Reinsured.

Exclusions

This Reinsurance excludes:

1. The Reinsured's interest whether direct or by way of reinsurance in losses arising from claim or claims against an Insured by another party or parties.

   Notwithstanding the foregoing this Reinsurance shall not exclude any physical damage and/or consequential loss coverage contingent thereon effected by an Insured on behalf of another party.

2. Nuclear Energy Risks for those applicable classes of business and territories appropriate in accordance with the clauses set forth below:

   a. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. (N.M.A. 1119);

   b. Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A. (N.M.A. 1590);

   c. Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) - Reinsurance - U.S.A. (N.M.A. 1166).

   Copies of which will be supplied by the Intermediary to the Reinsured or Reinsurer, if requested.

3. Loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss:

   a. War, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or

   b. Any Act of Terrorism.

      For the purpose of this exclusion an "Act of Terrorism" means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

Exclusions (continued)

This exclusion also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to (a) and/or (b) above.

If the Reinsurer alleges that by reason of this exclusion, any loss, damage, cost or expense is not covered by this Reinsurance the burden of proving the contrary shall be upon the Reinsured.

In the event any portion of this exclusion is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

4. Cyber Risks as per Electronic Data Endorsement B (N.M.A. 2915) as follows:

   a. Electronic Data Exclusion

      Notwithstanding any provision to the contrary within the Reinsurance or any endorsement thereto, it is understood and agreed as follows:

      i. This Reinsurance does not insure loss, damage, destruction, distortion, erasure, corruption or alteration of Electronic Data from any cause whatsoever (including but not limited to Computer Virus) or loss of use, reduction in functionality, cost, expense of whatsoever nature resulting therefrom, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

         "Electronic Data" means facts, concepts and information converted to a form useable for communications, interpretation or processing by electronic and electromechanical data processing or electronically controlled equipment and includes programs, software and other coded instructions for the processing and manipulation of data or the direction and manipulation of such equipment.

         "Computer Virus" means a set of corrupting, harmful or otherwise unauthorized instructions or code including a set of maliciously introduced unauthorized instructions or code, programatic or otherwise, that propagate themselves through a computer system or network of whatsoever nature. Computer Virus includes but is not limited to "Trojan Horses," "worms" and "time or logic bombs."

      ii. However, in the event that a peril listed below results from any of the matters described in subparagraph (i) above, this Reinsurance, subject to all its terms, conditions and exclusions, will cover physical damage occurring during the period to property insured by this Reinsurance directly caused by such listed peril.

         Listed Perils:

            Fire, Explosion.

Exclusions (continued)

b. Electronic Data Processing Media Valuation

Notwithstanding any provision to the contrary within this Reinsurance or any endorsement thereto, it is understood and agreed as follows:

Should Electronic Data processing media insured by this Reinsurance suffer physical loss or damage insured by this Reinsurance, then the basis of valuation shall be the cost of the blank media plus the costs of copying the electronic data from back-up or from originals of a previous generation. These costs will not include research and engineering nor any costs of recreating, gathering or assembling such Electronic Data. If the media is not repaired, replaced or restored the basis of valuation shall be the cost of the blank media. However, this Reinsurance does not insure any amount pertaining to the value of such Electronic Data to the Reinsured or any other party, even if such electronic data cannot be recreated, gathered or assembled.

Notwithstanding the foregoing, this exclusion shall not apply to any loss following any Natural Peril as defined within Class of Business.

Two Original Risks

No claim shall be made hereunder as respects losses arising out of Loss Occurrences commencing during the term of this Reinsurance unless at least two risks insured or reinsured by the Reinsured are involved in such Loss Occurrence. For purposes hereof, the Reinsured shall be the sole judge of what constitutes "one risk."

Wording

No separate Wording documentation will be issued, the Risk Details and its attachments form the Slip Policy.

Arbitration

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Reinsurance, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Reinsurance as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

Arbitration (continued)

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Reinsurance, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Reinsured has its principal office.

Service of Suit (BRMA 49E)

(This Clause applies to Reinsurers domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Reinsured and in which a subject suit has been instituted. This Clause is not intended to conflict with or override the parties' obligation to arbitrate their disputes in accordance with the Arbitration Clause.)

In the event any Reinsurer hereon fails to pay any amount claimed due hereunder, such Reinsurer, at the request of the Reinsured, shall submit to the jurisdiction of a court of competent jurisdiction within the United States and shall comply with all requirements necessary to give that court jurisdiction. Nothing in this Clause constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. In any suit instituted against it upon this Reinsurance, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Reinsured to give a written undertaking to the Reinsured that they shall enter a general appearance upon the Reinsurer's behalf in the event such a suit is instituted.

Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Reinsurance, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

Premium

Initial Premium of $2,400,000 and an Additional Premium of $500,000 payable if there is a loss on Section B only.

BENFIELD

Payment Terms	Payable in full at July 1, 2006.
Deductions	Brokerage of 10% of Initial Premium and 0% of Additional Premium
Other Deductions From Premium	Federal Excise Tax of 1% (if applicable), as defined hereunder.

Federal Excise Tax

The Reinsurer agrees to allow for the purpose of paying the Federal Excise Tax 1% (one percent) of the premium payable hereon to the extent such premium is subject to the Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct the aforesaid percentage from the return premium payable hereon and the Reinsured or its agent may take steps to recover the tax from the United States government.

Taxes Payable By Reinsured	None

BENFIELD

REINSURED SIGNING PAGE

ATTACHING TO AND FORMING PART OF

Federated National Insurance Company
including its affiliated companies which are or may hereafter come under its control.

INDUSTRY LOSS WARRANTY
CATASTROPHE EXCESS OF LOSS REINSURANCE
Effective: July 1, 2006

AXXXXXX

Class of Business	Covering all business in force, new and renewal, written by the Reinsured against losses arising during the Period of this Reinsurance:
Limit and Retention	$10,000,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder
	In excess of
	$50,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder

The Reinsured hereby agrees to the terms and conditions of the Reinsurance as contained in the slip policy document.

The Reinsured, being

Federated National Insurance Company

Signed in Lauderdale, Florida, this 31 day of August 2006.

[signature]

Federated National Insurance Company

BENFIELD

REINSURER SIGNING PAGE

ATTACHING TO AND FORMING PART OF

Federated National Insurance Company
including its affiliated companies which are or may hereafter come under its control.

INDUSTRY LOSS WARRANTY
CATASTROPHE EXCESS OF LOSS REINSURANCE
Effective: July 1, 2006

F7V1021

Class of Business	Covering all business in force, new and renewal, written by the Reinsured against losses arising during the Period of this Reinsurance:
Limit and Retention	$10,000,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder
	In excess of
	$50,000 Ultimate Net Loss each and every Loss Occurrence otherwise recoverable hereunder

WRITTEN LINE PARTICIPATION:	**100%**
SIGNED LINE PARTICIPATION:	**100%**

The Reinsurer hereby agrees to the terms and conditions of the Reinsurance as contained in this slip policy document.

Signed in Boston, MA, this 18th day of September 2006.

[signature]

Liberty Mutual Insurance Company

Liberty Mutual INSURANCE COMPANY

#531901